EXHIBIT 10.35

Cerence Inc. 25 Mall Road Suite 416 Burlington, MA 01803 U.S.A. cerence.com

Nils Schanz
EVP – Product & Technology
Nils,
I am pleased to provide you with your new compensation package as discussed with Brian and approved by the Compensation Committee of the Board of Directors of Cerence “the Company”.

Category	Amount	Comments
Base Salary	$500,000	•Effective October 1, 2025 •Converted to Euro October 1, 2025
STIP Target	75% of Base Salary	•Based on Euro salary
Annual LTIP	$2,000,000	•50% RSU and 50% PSU •Granted at the same time and with the same terms and conditions as other executives
One Time LTIP	$2,000,000
•50% RSU and 50% PSU
•RSUs granted October 1, 2025 and vest 33.3% per year starting October 1, 2026
•PSUs granted at the same time as other executives based on FY26, 27 and 28 performance and vest after 3 years with annual banking (same as annual LTIP PSUs)
•Granted with the same terms and conditions as other executives

One Time Retention Bonus	$350,000	•To be paid in September 2025 •Need to repay in full if you voluntarily resign before August 25, 2026 •Converted to Euro September 1, 2025

Below are the key terms and conditions of your one-time retention bonus:
Provided that you satisfy the conditions set forth in this letter, you will be eligible to earn a one time retention bonus of $350,000 USD (the “Retention Bonus”). Except as otherwise provided herein, the Retention Bonus will be paid 100% within 30 days of signing this letter provided that you remain continuously employed by the Company up to and including August 25, 2026 (the “Retention Date”). Except as otherwise provided herein, in the event your employment with the Company is terminated before the Retention Date, you will be obligated to repay the net amount
©2024 Cerence. All rights reserved

after tax within 30 days of your termination date. The retention bonus is payable by the Company less applicable deductions and withholdings.
For the avoidance of doubt and except as otherwise provided herein, if for any reason you are not actively employed on the Retention Date, you will be obligated to repay the net amount after tax within 30 days of your termination date. For the purpose of this letter, "actively employed" means that at any time prior to the Retention Date you have not: (1) resigned; (2) given notice of resignation; and/or (3) received a notice of termination for Cause (as defined in your employment contract). Except as otherwise provided herein, if you are terminated by the Company without Cause or in the event of death or disability you will be entitled to retain the Retention Bonus.
The receipt of this Retention Bonus opportunity does not give rise to any expectation or entitlement that you will receive any other retention bonus or payment in the future. The retention bonus will not be taken into account for the purposes of any earnings-based compensation, severance, benefits or other employment-related entitlements, unless otherwise required by applicable law or as provided herein.
Nothing in this letter confers upon you any right to continued employment with the Company, or an agreement for the Company to employ you for any specified period of time, and either you or the Company may terminate your employment at any time, with or without cause, in accordance with applicable law.
This Agreement contains the entire agreement between you and the Company relating to a Retention Bonus opportunity and supersedes any and all prior representations, agreements or understandings related to any Retention Bonus opportunity, whether written or verbal. All other terms and conditions of your employment remain unchanged and are subject to the terms and conditions of your employment contract.
This Agreement cannot be changed or modified except by a formal written instrument executed by you and the Chief Executive Officer of Company or another person authorized by the Chief Executive Officer.
Nils, we appreciate your hard work and efforts in making Cerence successful.
©2024 Cerence. All rights reserved

Acknowledged and Agreed:

THE COMPANY

By: /s/ Christopher Popadic

Name: Chris Popadic

Title: VP Global Head of HR

Date: 09/03/2025

/s/ Nils Schanz

Nils Schanz

Date: 09/03/2025